Exhibit 99.1

The Michaels Companies Announces First Quarter Fiscal 2015 Financial Results

•	Net sales increased 2.4% to $1.08 billion
•	Operating income increased 3.4% to $144 million; diluted EPS increased 28.0% to $0.32
•	Reiterates fiscal year 2015 outlook

IRVING, Texas, June 4, 2015 – The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the quarter ended May 2, 2015.

Chuck Rubin, Chairman and Chief Executive Officer, stated, “We delivered another solid quarter, despite several headwinds such as foreign exchange rates, unfavorable weather early in the quarter and the previous year’s Rainbow Loom® sales.  Our teams remained focused on execution and maintaining expense discipline resulting in overall financial performance that was within the range of our expectations.”

For the Quarter Ended May 2, 2015:

•

Net sales increased by 2.4%, or 3.6% on a constant currency basis, to $1.08 billion from $1.05 billion in the first quarter of fiscal 2014.  Comparable store sales increased by 0.3% or 1.4% on a constant currency basis. Comparable store sales increased 3.8% in the first quarter of fiscal 2014, which included approximately $30 million in sales of the Rainbow Loom product. The first quarter of fiscal 2015 also saw less favorable weather than the previous year and the impact of a strong U.S. dollar exchange rate.

•

Gross profit increased 20 basis points to 41.0% of net sales compared to 40.8% of net sales in the first quarter of fiscal 2014. The increase reflects leverage in occupancy costs from lapping the remodel activity in Boston last year, merchandise margin benefits from a lower mix of Rainbow Loom sales and increased private brand penetration, partially offset by promotional activity driven by cadence of the quarter.

•

Selling, general and administrative expense, including share-based compensation, related party and store pre-opening costs (“SG&A”) as a percent of net sales increased slightly to 27.6% from 27.5% in the first quarter of last year.  SG&A was $298 million compared to $290 million in the first quarter of fiscal 2014 with the increase driven by higher costs associated with operating 33 additional stores and higher legal costs partially offset by a decline in related party expenses due to the termination of the management services agreement in connection with our Initial Public Offering (“IPO”) completed in July 2014.

•	Operating income grew 3.4% to $144 million from $139 million in the first quarter of fiscal 2014. As a percent of net sales, operating income grew 20 basis points to 13.4%.

•

Interest expense decreased to $38 million from $57 million in the first quarter of fiscal 2014 due to debt refinancing and the pay down of $619 million of the 7.50%/8.25% PIK Toggle Notes (“PIK Notes”) from proceeds of the IPO during the second quarter of fiscal 2014 and from cash flow from operations.

•

The effective tax rate was 37.0% for the first quarter of fiscal 2015 compared to 44.7% for the first quarter of fiscal 2014.  The tax rate was lower due to a change in the status of our Canadian subsidiary in the prior year which resulted in the write off of certain deferred assets.

•

Net income increased 47.0% to $67 million in the first quarter of fiscal 2015 compared to $45 million in the same quarter last year.  In the first quarter of fiscal 2015, diluted earnings per share increased to $0.32 from diluted earnings per share of $0.25 in the first quarter of fiscal 2014.

•

The Company opened ten new Michaels stores and closed one Michaels store and two Aaron Brothers stores during the first quarter of fiscal 2015, compared with opening eight Michaels stores and three Aaron Brothers closures in the first quarter of 2014. At the end of the first quarter, the Company operated 1,177 Michaels stores and 118 Aaron Brothers stores.

Balance Sheet Highlights as of May 2, 2015:

•	The Company ended the first quarter with $273 million in cash, $3.14 billion in debt and approximately $590 million in availability under its asset-based revolving credit facility.
•

Inventory at the end of the quarter was $985 million.  Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s e-commerce site was $810,000 compared to last year’s balance of $783,000.  This increase results from a strategic decision to increase our basic inventory to support our event marketing and to enable faster replenishment of store inventory.

Mr. Rubin continued, “As we move into the seasonally low-volume second quarter, we remain dedicated to consistent execution of our strategic plan.  Our customers are responding well to our focus on improving the store environment, having trend right merchandise and use of a variety of marketing approaches.  This gives us confidence in our outlook for the remainder of the year and we are reiterating our fiscal 2015 guidance.”

Second Quarter and Fiscal Year 2015 Outlook:

The Company continues to expect fiscal 2015 total net sales growth of 3.2% to 3.7% or 4.4% to 4.9% on a constant currency basis and a comparable store sales increase of 1.5% to 2.0% or 2.7% to 3.2% on a constant currency basis.  Operating income is expected to be in the range of $700 million to $720 million and fully diluted earnings per share is expected to be $1.65 to $1.71.  This guidance is based on opening approximately 30 net new and/or relocated stores during fiscal year 2015.

The guidance range also includes the impact of paying off the remaining balance of $180.9 million PIK Notes called on May 6, 2015.  In the second quarter of fiscal 2015, the Company will record approximately $6 million of debt extinguishment costs, which consists of a 2% redemption premium and approximately $2 million of unamortized debt issuance costs.

Annual adjusted interest expense is forecasted to be $141 million. This reflects the $10 million interest savings from paying off the PIK Notes.  The effective tax rate is now expected to be approximately 37% for the full fiscal year 2015.  The diluted weighted average shares for calculating fully diluted earnings per share are now anticipated to be 211 million for the full fiscal year 2015.

For the second quarter of fiscal 2015, we expect comparable store sales to be up 1% to 2% or 2.3% to 3.3% on a constant currency basis, and operating income of $88 million to $92 million.  The diluted weighted average shares for calculating fully diluted earnings per share are anticipated to be higher at 211 million for the second quarter of 2015.

Conference Call Information:

A conference call to discuss first quarter fiscal 2015 financial results is scheduled for today, June 4, 2015, at 8:00 am Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 303-9132, conference ID# 67477872, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for 30 days after the call.  Additionally, a telephone replay will be available until June 11, 2015 by dialing (855) 859-2056, conference ID# 67477872.

Non-GAAP Information:

This press release includes non-GAAP measures including Adjusted EBITDA, operating income excluding IPO and related party/sponsor expenses (“Adjusted operating income,”) net income excluding IPO, related party/sponsor fees and refinancing expenses (“Adjusted net income,”) weighted average shares outstanding assuming the IPO shares had been outstanding the entire period (“Adjusted shares outstanding”) and earnings per share excluding IPO, related party/sponsor fees, refinancing expenses and including adjusted shares outstanding (“Adjusted earnings per share.”)  The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal year 2015 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal year 2014 results.  In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements:

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, risks associated with our substantial outstanding indebtedness of $3.14 billion, changes in customer demand, risks relating to our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition including internet-based competition from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, and events that may affect our financial operations in the first quarter. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Form 10-K which was filed with the Securities and Exchange Commission ("SEC") on March 19, 2015, which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty retailer of arts and crafts. As of May 2, 2015, the Company owns and operates 1,177 Michaels stores in 49 states and Canada and 118 Aaron Brothers stores, and produces 12 exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist's Loft®, Craft Smart®, Loops & Threads®, Imagin8® and Make MarketTM.

Investor:

ICR, Inc.

Farah Soi/Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Media:

ICR, Inc.

Michael Fox/Jessica Liddell

203.682.8200

Jessica.Liddell@icrinc.com

The Michaels Companies, Inc.

Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	13 Weeks Ended
	May 2,	May 3,
	2015	2014
Net sales	$1,077,600	$1,052,048
Cost of sales and occupancy expense	635,803	623,305
Gross profit	441,797	428,743
Selling, general and administrative	292,231	280,823
Share-based compensation	3,340	4,160
Related party expenses	—	3,328
Store pre-opening costs	2,244	1,232
Operating income	143,982	139,200
Interest expense	37,816	57,091
Other expense and (income), net	195	(49)
Income before income taxes	105,971	82,158
Provision for income taxes	39,233	36,744
Net income	$66,738	$45,414

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	4,316	(1,124)
Comprehensive income	$71,054	$44,290

Earnings per share:
Basic	$0.32	$0.26
Diluted	$0.32	$0.25
Weighted-average shares outstanding:
Basic	205,632	175,121
Diluted	209,350	178,853

The Michaels Companies, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	May 2,	January 31,	May 3,
ASSETS	2015	2015	2014
Current Assets:
Cash and equivalents	$272,568	$378,295	$114,989
Merchandise inventories	985,376	958,171	930,131
Prepaid expenses and other	83,798	84,894	95,290
Deferred income taxes	38,446	38,345	37,039
Income tax receivables	—	2,418	8,000
Total current assets	1,380,188	1,462,123	1,185,449
Property and equipment, at cost	1,607,156	1,579,446	1,628,699
Less accumulated depreciation and amortization	(1,219,266)	(1,193,074)	(1,266,203)
Property and equipment, net	387,890	386,372	362,496
Goodwill	94,290	94,290	94,290
Debt issuance costs, net	38,336	40,613	49,928
Deferred income taxes	20,349	20,245	22,408
Other assets	1,695	1,638	1,644
Total assets	$1,922,748	$2,005,281	$1,716,215

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$367,587	$447,165	$312,768
Accrued liabilities and other	330,402	391,997	333,550
Current portion of long-term debt	205,750	24,900	16,400
Income taxes payable	4,758	25,570	30,005
Total current liabilities	908,497	889,632	692,723
Long-term debt	2,937,266	3,124,374	3,673,116
Deferred income taxes	14,889	9,580	1,058
Other liabilities	93,410	93,220	83,357
Total liabilities	3,954,062	4,116,806	4,450,254

Commitments and contingencies

Stockholders' Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 207,466 shares issued and outstanding at May 2, 2015; 205,803 shares issued and outstanding at January 31, 2015; and 175,326 shares issued and outstanding at May 3, 2014	13,914	13,799	11,878
Additional paid-in capital	566,873	557,831	100,250
Accumulated deficit	(2,604,612)	(2,671,350)	(2,845,241)
Accumulated other comprehensive loss	(7,489)	(11,805)	(926)
Total stockholders' deficit	(2,031,314)	(2,111,525)	(2,734,039)
Total liabilities and stockholders' deficit	$1,922,748	$2,005,281	$1,716,215

The Michaels Companies, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	13 Weeks Ended
	May 2,	May 3,
	2015	2014
Cash flows from operating activities:
Net income	$66,738	$45,414
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	27,945	26,627
Share-based compensation	2,720	3,683
Debt issuance costs amortization	2,277	2,858
Accretion of long-term debt, net	(33)	(328)
Deferred income taxes	5,104	5,903
Excess tax benefits from share-based compensation	(10,199)	(208)
Changes in assets and liabilities:
Merchandise inventories	(27,117)	(27,414)
Prepaid expenses and other	1,107	204
Other assets	(87)	(297)
Accounts payable	(64,987)	(44,834)
Accrued interest	10,430	(31,181)
Accrued liabilities and other	(71,989)	(44,694)
Income taxes	(18,394)	(6,035)
Other liabilities	265	(4,056)
Net cash used in operating activities	(76,220)	(74,358)

Cash flows used in investing activities:
Additions to property and equipment	(34,964)	(30,802)

Cash flows from financing activities:
Payments on restated term loan credit facility	(6,225)	(4,100)
Payment of dividends	(317)	(403)
Change in cash overdraft	(4,552)	(12,404)
Proceeds from stock options exercised	25,778	5,582
Common stock repurchased	(19,426)	(7,571)
Excess tax benefits from share-based compensation	10,199	208
Other financing activities	—	(27)
Net cash provided by (used in) financing activities	5,457	(18,715)

Net change in cash and equivalents	(105,727)	(123,875)
Cash and equivalents at beginning of period	378,295	238,864
Cash and equivalents at end of period	$272,568	$114,989

The Michaels Companies, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended
	May 2,	May 3,
	2015	2014
Net sales	100.0%	100.0%
Cost of sales and occupancy expense	59.0	59.2
Gross profit	41.0	40.8
Selling, general, and administrative	27.1	26.7
Share-based compensation	0.3	0.4
Related party expenses	—	0.3
Store pre-opening costs	0.2	0.1
Operating income	13.4	13.2
Interest expense	3.5	5.4
Other expense, net	—	—
Income before income taxes	9.8	7.8
Provision for income taxes	3.6	3.5
Net income	6.2%	4.3%

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended
	May 2,	May 3,
	2015	2014
Michaels stores:
Open at beginning of period	1,168	1,136
New stores	10	8
Relocated stores opened	10	5
Closed stores	(1)	—
Relocated stores closed	(10)	(5)
Open at end of period	1,177	1,144

Aaron Brothers stores:
Open at beginning of period	120	121
Closed stores	(2)	(3)
Open at end of period	118	118
Total store count at end of period	1,295	1,262

Other operating data:
Average inventory per Michaels store (in thousands) (1)	$810	783
Comparable store sales	0.3%	3.8%
Comparable store sales, at constant currency	1.4%	4.6%

(1) The calculation of average inventory per Michaels store excludes our Aaron Brothers stores.

The Michaels Companies, Inc.

Reconciliation of Adjusted EBITDA

(In thousands)

(Unaudited)

	13 Weeks Ended
	May 2,	May 3,
	2015	2014
Net cash used in operating activities	$(76,220)	$(74,358)
Depreciation and amortization	(27,945)	(26,627)
Share-based compensation	(2,720)	(3,683)
Debt issuance costs amortization	(2,277)	(2,858)
Accretion of long-term debt, net	33	328
Deferred income taxes	(5,104)	(5,903)
Excess tax benefits from stock-based compensation	10,199	208
Changes in assets and liabilities	170,772	158,307
Net income	66,738	45,414
Interest expense	37,816	57,091
Provision for income taxes	39,233	36,744
Depreciation and amortization	27,945	26,627
Other	(123)	(68)
EBITDA	171,609	165,808
Adjustments:
Share-based compensation	2,720	3,683
Management fees to Sponsors and others	—	3,328
Retention costs	—	340
Severance costs	860	111
Store pre-opening costs	2,263	1,260
Store remodel costs	660	3,441
Foreign currency transaction losses (gains)	(37)	248
Store closing costs	(693)	619
Other	1,027	614
Adjusted EBITDA	$178,409	$179,452

The Michaels Companies, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and

Adjusted earnings per share

(In thousands, except per share)

(Unaudited)

	13 Weeks Ended
	May 2,	May 3,
	2015	2014
Operating income	$143,982	$139,200
Add back Related Party/Sponsor Fees (a)	-	3,328
Adjusted operating income	$143,982	$142,528

Net income	$66,738	$45,414
Add back Related Party/Sponsor Fees (a)	-	3,328
Add interest savings, due to debt refinancing (b)	-	7,234
Less tax adjustment for above add-backs (c)	-	(2,482)
Adjusted net income	$66,738	$53,494

Weighted average shares outstanding, diluted	209,350	178,853
Add common stock issued in IPO (d)	-	27,778
Adjusted weighted average shares outstanding, diluted	209,350	206,631

Adjusted earnings per share, diluted:	$0.32	$0.26

(a)	Removes the related party/sponsor fees related to the management contract that was terminated in connection with the IPO offering
(b)

Adjusts interest expense for refinancing of debt during the second quarter of fiscal 2014, including: (i) the redemption of all outstanding Senior Notes due 2018, (ii) incremental $850M term loan, and (iii) incremental $250M Senior Subordinated Notes.  Also adjusts the interest expense related to the redemption of the $439M of the PIK Toggle Notes during the second quarter of fiscal  2014 for all periods reported

(c)	Removes the impact of the IPO, related party/sponsor fees and debt refinancing on taxes
(d)	Reflects the number of common shares issued with the initial public offering on July 2, 2014 as if they had been available the entire period